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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K



                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



                        Date of Report: January 3, 2001



                       ACTRADE FINANCIAL TECHNOLOGIES LTD.
                     (Formerly Actrade International, Ltd.)


              Delaware                  0-18711            13-3437739
     (State or other jurisdic-      (Commission File       (IRS Employer
     tion of incorporation)              Number)           Identification
                                                           Number)
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                   7 Penn Plaza, Suite 422, New York, NY 10001
                    (Address of Principal Executive Offices)


         Registrant's Telephone Number: (212) 563-1036

Former Name or Former Address If Changed Since Last Report: Actrade
International, Ltd.






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ITEM 5.  OTHER EVENTS

Effective January 3, 2001, Mr. Amos Aharoni resigned as Chief Executive Officer of the Registrant. Mr. Aharoni will retain his role as active Chairman of the Company's Board of Directors.

Effective January 3, 2001, Mr. Alexander C. Stonkus has been appointed President and Chief Executive Officer of the Registrant. Also effective January 3, 2001,
Mr. Stonkus resigned as President of Actrade Capital, Inc., one of the Registrant's subsidiaries.

On November 27, 2000 Actrade Capital, Inc., one of Registrant's wholly owned subsidiaries, hired the following three individuals: Mr. Brian J. Schwartz as Executive Vice President and Chief Marketing Officer, Mr. David J. Askin as
Executive Vice President of External Affairs, and Mr. Michael V. Miele as
Executive Vice President of Sales.

Effective January 3, 2001, Mr. Brian Schwartz was appointed President of Actrade
Capital, Inc.

Following are brief biographies for Mr. David J. Askin, Mr. Michael V. Miele and
Mr. Brian J. Schwartz:

DAVID J. ASKIN currently serves as Executive Vice President of External Affairs of Actrade Capital, Inc., a wholly owned subsidiary of Registrant. Prior to joining Actrade, from September 1996 to November 2000, Mr. Askin served as
Managing Director of The Globecon Group, Ltd. In this position, Mr. Askin was primarily accountable for the e-commerce and capital markets consulting practice, and his responsibilities included marketing, strategic planning and new product development for a financial e-commerce business. Prior to Globecon, from September 1991 to September 1996, Mr. Askin managed an investment adviser firm, which in December 1992 became Askin Capital Management, L.P. In this position Mr. Askin managed a variety of commingled funds and segregated accounts for institutional investors and high net worth individuals. Before September
1991, Mr. Askin was employed as Executive Vice President of Daiwa Securities
Trust Company where he co-founded the equity and fixed income asset management business. Prior to Daiwa, Mr. Askin served as Managing Director of the high-grade bond division for Drexel Burnham Lambert and has held Senior Analyst positions with Merrill Lynch and Moody's Investor Services. Mr. Askin has also served as Adjunct Professor of Finance at Columbia University and The University of Pennsylvania. Mr. Askin graduated from John Hopkins University receiving a
Bachelor of Arts Degree in Business and Industrial Management and a Master in
Business Administration in Finance from the University of Pittsburgh. Mr. Askin has also received an Advanced Degree in Finance and Business Administration from the University of Michigan.

MICHAEL V. MIELE currently serves as Executive Vice President of Sales for
Actrade Capital, Inc., a wholly owned subsidiary of Registrant. Prior to joining
Actrade, from 1990 to November 2000, Mr. Miele held several management positions at American Express,











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Corporate Services, where he was primarily responsible for sales and sales management. Most recently, he served as Director Assistant to the Senior Vice
President of Corporate Services Middle Market, where he assisted in managing business unit profit and loss, resource allocation, full coordination of staff and logistics and assisted in the development of 2001 strategic initiatives.
Before that, Mr. Miele was the Director Assistant of Business Development, for
New Jersey, Western and Upstate New York and Eastern Pennsylvania, in which he was responsible for leading a sales team to over $130 million in new corporate and purchasing card sales volume. Prior to American Express, Mr. Miele was employed as an Investment Banker with Manufacturers Hanover Bank, Municipal Bond
Department and has also held various sales and account management positions with Xerox Corporation. Mr. Miele graduated from The University of Connecticut in
1981 receiving a Bachelor of Sciences Degree in Marketing and a Masters in Business Administration in Finance from Long Island University, CW Post in 1983.

BRIAN J. SCHWARTZ currently serves as President of Actrade Capital, Inc., a wholly owned subsidiary of Registrant. Prior to joining Actrade, from January to November 2000, Mr. Schwartz served as Executive Vice President and Chief
Marketing Officer of ZIPFinancial.com, Inc. which operates BankZIP.com, an
Internet Banking network. In this position, Mr. Schwartz was responsible for the development and launch of BankZIP.com, which delivers a full line of financial services products, including deposit, loan, mortgage, insurance and brokerage services, through an online financial services internet portal. Mr. Schwartz was also instrumental in developing brokerage, insurance and mortgage strategic alliances as well as establishing a North American network of community banks and credit unions. Prior to joining ZIPFinancial.com, Inc., which originated as a client of Mr. Schwartz's at KPMG Consulting, from March 1999 to December 1999,
Mr. Schwartz was employed as a Director of the Credit Card Industry practice for KPMG Consulting's Global Financial Services organization. At KPMG Consulting,
Mr. Schwartz's area of concentration was the Credit Card and Global Payments industry. Much of his client activities were specialized in the area of e-Business and e-Commerce strategy, product and market development, and portfolio optimization for major financial institutions, credit card issuers, and payment processing organizations on a global basis. Prior to KPMG, Mr.
Schwartz held senior level management positions with MasterCard International, Western Union, Advanta Corp., and Providian Financial Corp. focused on e-business, product, market and global business development in the credit card and financial services industry. Mr. Schwartz has also participated as Chairperson and Keynote speaker in various financial industry conferences. Mr.
Schwartz graduated from The Pennsylvania State University in 1986 receiving a
Bachelor of Arts Degree in General Arts and Sciences.







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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 15, 2001        ACTRADE FINANCIAL TECHNOLOGIES LTD.


                                By: /s/Alexander C. Stonkus
                                   ________________________

                                   Alexander C. Stonkus, Chief Executive Officer